Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107743, 333-166888, 333-170706, and 333-204168 on Form S-8 and 333-214360 on Form S-3 of our reports dated February 20, 2018, relating to the consolidated financial statements and financial statement schedule of NiSource Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s spin-off of its subsidiary Columbia Pipeline Group, Inc. on July 1, 2015), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 20, 2018